EXHIBIT 10.51

ARIBA BONUS PLAN

EXECUTIVE OFFICERS

1. Effective Date and Term. This Plan was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Ariba, Inc. (the “Company”) on November 15, 2007 and amended on April 16 , 2008. The Plan, as amended, is effective for fiscal year 2008 and thereafter will continue to apply until it is amended or terminated by the Committee. It supersedes all prior bonus plans applicable to individuals who are deemed to be “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Executive Officers”). Any other bonus plan applicable to Executive Officers previously approved by the Committee is hereby terminated.

2. Administration. The Committee administers the Plan and adopts rules and regulations to implement the Plan. The decisions of the Committee are final and binding on all parties who have an interest in the Plan.

3. Eligibility. Participation in the Plan is limited to Executive Officers. Participation in the Plan is effective on the day the participant starts in a bonus-eligible job. Participants must be employed in a bonus-eligible position before the first day of the last month of the fiscal year to be eligible to participate in the Plan for that fiscal year. Bonus payments will be prorated for participants who become eligible after the start of a fiscal year or for participants who are on a leave of absence or sabbatical for all or part of a fiscal year. A participant may be removed from the Plan at any time and for any reason, at the Company’s discretion, regardless of whether he or she remains an officer or employee of the Company.

4. Determination of Amounts. The Plan may provide an annual cash bonus that is paid based on the achievement of pre-determined Company performance objectives and individual performance factors. The amount of each participant’s annual bonus is determined as follows:

(a) An annual target bonus amount is assigned to the participant by the Committee as soon as reasonably practicable after the beginning of a fiscal year or, if later, at the time of his or her hiring. The annual target bonus amount may be modified from time to time thereafter by the Committee.

(b) Except in the case of the President, one-half of the annual bonus is determined on the basis of the Company’s annual non-GAAP net income score and one-half is determined on the basis of the Company’s annual non-GAAP revenue score. “Non-GAAP net income” means after-tax income excluding (i) restructuring-related expense, (ii) amortization of acquired core technology and in-process R&D, (iii) amortization of goodwill and intangibles, (iv) amortization of stock-based compensation; and (v) purchase accounting adjustment-deferred revenue. “Non-GAAP revenue” means revenue excluding the impact of purchase accounting adjustment-deferred revenue.

(c) As soon as reasonably practicable after the beginning of a fiscal year, the Committee determines for that year the levels of non-GAAP net income and non-GAAP revenue that will be required for non-GAAP net income and non-GAAP revenue scores of 0.50, 0.75, 1.00 and 2.00. If the level of non-GAAP net income or non-GAAP revenue is less than the level required for a 0.50 score, the score will be zero. If the level of non-GAAP net income or non-GAAP revenue is greater than the amount required for a 2.00 score, the score will be 2.00. If the amount of non-GAAP net income or non-GAAP revenue falls between the amounts required for a 0.50 score and a 0.75 score, between the amounts required for a 0.75 score and a 1.00 score or between the amounts required for a 1.00 score and a 2.00 score, then straight-line interpolation will be used.

(d) When the amount of non-GAAP net income for a fiscal year has been determined, the non-GAAP net income score is calculated. Likewise, when the amount of non-GAAP revenue for a fiscal year has been determined, the non-GAAP revenue score is calculated. The weighted-average score for the fiscal year equals one-half of the non-GAAP net income score plus one-half of the non-GAAP revenue score. This weighted-average score is multiplied by each participant’s annual target bonus amount.

(e) After the close of the fiscal year, the Committee at its discretion may increase or reduce any annual bonus based on criteria other than non-GAAP net income and non-GAAP revenue (including individual performance).

(f) In the case of the President, the Company’s annual bookings score is added to the other two scores described above. The annual bookings score has a weight of 20%, the non-GAAP net income score has a weight of 40%, and the non-GAAP revenue score has a weight of 40%. As soon as reasonably practicable after the beginning of the fiscal year, the Committee determines the amount of bookings that will be required for bookings scores of 0.50, 0.75, 1.00 and 2.00. If the amount of bookings is less than the amount required for a 0.50 score, the score will be zero. If the amount of bookings is greater than the amount required for a 2.00 score, the score will be 2.00. If the amount of bookings falls between the amounts required for a 0.50 score and a 0.75 score, between the amounts required for a 0.75 score and a 1.00 score or between the amounts required for a 1.00 score and a 2.00 score, then straight-line interpolation will be used. All other provisions of the Plan apply to the President in the same manner as to the other Executive Officers.

(g) The Committee may adjust the amount of the Company’s annual non-GAAP net income or annual non-GAAP revenue, or both, to exclude extraordinary expenses or benefits.

5. Payment of Bonuses. Payment of the annual cash bonus (if any) is targeted for November 30. Adjustments to this payment schedule may be made as business conditions require.

6. Employment Requirement. Unless a Severance Agreement between a participant and the Company provides otherwise, the participant must be employed by the Company at the time of the bonus payment to receive the annual cash bonus.

7. Modification or Termination of the Plan. The Committee reserves the right to modify, suspend or terminate this Plan at any time. Should an acquisition or significant business initiative change the operating plan, this Plan may be modified or a new plan may go into effect following this event.

8. Benefits Unfunded. No amounts awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of their bonus awards.

9. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

10. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee is employed “at will,” which means that either the employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.